NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 1, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 3, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of Pentair Ltd. (Switzerland), which became effective before the opening on June 3, 2014, each Registered Share of Pentair Ltd. (Switzerland) (OLD) was exchanged for one (1) Ordinary Share of Pentair plc (Ireland) (NEW) on a share for share basis. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Pentair Ltd. (Switzerland) Registered Shares and does not affect the continued listing on the NYSE of the Pentair plc (Ireland) Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 3, 2014.